Exhibit 10.1

SEPARATION AND RELEASE AGREEMENT

This Separation and Release Agreement (this “Agreement”) is made by and between James D. Surek (the “Employee”) and Entellus Medical, Inc. (the “Company”) (each a “Party” and together the “Parties”).

RECITALS

WHEREAS, the Employee is employed by the Company as its Vice President, Sales; and

WHEREAS, the Parties wish to conclude their employment relationship in an honorable, dignified, and orderly manner pursuant to the negotiated terms more fully described below.

AGREEMENT

NOW, THEREFORE, IN CONSIDERATION OF THE MUTUAL PROMISES CONTAINED IN THIS AGREEMENT, THE PARTIES HEREBY AGREE AS FOLLOWS:

1.     Definitions. All words used in this Agreement are intended to have their plain meanings. The following terms have the following meanings:

a)	“Affiliate” means as to any entity, any Person that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, the first entity.

b)	“Claims” means any and all actual, suspected or potential claims, controversies, causes of action, cross-claims, counterclaims, demands, debts or liabilities of any nature whatsoever in law and in equity, whether known, suspected or unknown, arising or accruing through the date the waiver and release provisions in this Agreement become effective, that the Employee has or may have against any of the Released Parties, seeking any form of relief or damages, reinstatement, back pay, front pay, attorney’s fees, specific performance, injunctive relief, other equitable relief, costs, disbursements or interest arising out of or connected to the Employee’s employment with, relationship with, or termination of employment from the Company, including without limitation, those claims arising pursuant to or under:

i.	Any local, state or federal statute, ordinance, rule or regulation, including without limitation, Title VII of the Civil Rights Act of 1964 (“Title VII”), the Americans with Disabilities Act (“ADA”), the Genetic Information Nondiscrimination Act of 2008 (“GINA”), the Civil Rights Act of 1866 (42 U.S.C. § 1981), the Family Medical Leave Act (“FMLA”), the Employee Retirement Income Security Act (“ERISA”), the Equal Pay Act (“EPA”), the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Minnesota Human Rights Act (“MHRA”), other non-interference or non-retaliation statutes and any other federal, state, or local statute, law, rule, regulation, ordinance or order;

ii.	The Age Discrimination in Employment Act (“ADEA”) and the Older Workers Benefit Protection Act (“OWBPA”);

iii.	State or federal common law for any intentional or negligent act, or any act for which any Released Party might be strictly or vicariously liable; and

iv.	Any employment agreement or severance, separation, retention, exit incentive, employment termination, or similar plan, policy, program or practice with the Company.

The term “Claims” does not include any claims which cannot be waived or released under applicable law including, without limitation, claims for: (a) unemployment insurance benefits; (b) workers’ compensation benefits to the extent that such benefits are awarded by a state agency or agreed upon consistent with applicable state law; (c) vested benefits under an employee welfare, retirement, stock option, restricted stock, restricted stock unit or stock appreciation rights plan or award agreement; (d) benefits and rights under the Consolidated Omnibus Reconciliation Act of 1985, as amended (“COBRA”); (e) the right to enforce the terms of this Agreement; (f) defense, indemnification or contribution as provided in that certain Indemnification Agreement dated January 23, 2015 between the Parties (the “Indemnification Agreement”); (g) the enforcement of rights as a shareholder of the Company; and (h) events occurring after the date the Employee delivers a signed copy of this Agreement to the Company.

c)	“Company Documents and Data” includes without limitation correspondence, emails, text messages, reports, manuals, records, spreadsheets, blueprints, plans, writings, notes, graphs, charts, sound recordings, visual images, and other documents or materials related to the Company’s business that the Employee has obtained, generated or received while working for the Company, including all electronically stored images and other information and data, copies, samples, computer data, disks or records of such material.

d)	“Person” means any individual, corporation, partnership, group, association or other person, as such term is used in Section 13(d) or Section 14(d) of the Securities Exchange Act of 1934, other than the Company, any Affiliate or any benefit plans sponsored by the Company or an Affiliate.

e)	“Released Parties” means the Company and its Affiliates, predecessors, successors, assigns, benefit plans, benefit plan fiduciaries and administrators, insurers, shareholders, officers, directors, agents, employees, attorneys and anyone else who acted on the Company’s behalf, past and present, whether in their individual or official capacities.

f)	“Severance Benefits” means the severance benefits and payments provided in Section 5 of this Agreement.

2.     Resignation. The Employee hereby resigns as an officer and employee of the Company effective January 5, 2017 (the “Separation Date”).

3.     Termination of Officer and Board Status. Effective January 5, 2017, the Employee hereby resigns from any and all officer, director and other positions with the Company and with any of the Company’s Affiliates.

4.     Accrued Obligations. The Company will pay the Employee (a) all unpaid salary for the Employee’s service up to and through the end of business on the Separation Date; (b) business expenses incurred by the Employee through the Separation Date pursuant to the Company’s expense reimbursement policies and procedures; and (c) the Employee’s accrued and unused paid time off (120 hours) as of the Separation Date in the amount of Sixteen Thousand Seven Hundred Thirty-One Dollars ($16,731). These payments will be made on the next regular payroll distribution date or as soon as reasonably practicable, but no later than seventy-four (74) days following the Separation Date.

5.     Severance Benefits. After the Employee delivers this signed Agreement to the Company, the applicable revocation periods provided in Section 9 of this Agreement have expired, and provided the Employee does not exercise the Employee’s rights to revoke any part of the Release of Claims as described in Section 9 of this Agreement and complies with the terms of this Agreement, the Company will provide the Employee with the following Severance Benefits:

a)	Severance Pay: The Company will pay the Employee severance pay equal to six (6) months of the Employee’s current base salary in the total gross amount of One Hundred Forty-Five Thousand Dollars ($145,000) (“Severance Pay”).

b)

Health Insurance Benefits. If the Employee timely elects continued coverage under the Company’s group medical plan or group dental plan pursuant to COBRA, in accordance with ordinary plan practices, for the months of February 2017 through July 2017 (the “Continuation Period”), the Company will reimburse the Employee in an amount equal to the difference between the amount the Employee pays for such COBRA continuation coverage each month and the amount paid by a full-time active Company employee each month for the same level of coverage elected by the Employee. If the level of the Employee’s coverage changes during the Continuation Period, as, for example, from single to family coverage or to no coverage, the amount which the Company will pay will be determined as if the new coverage level had been the level of coverage in effect immediately prior to the Separation Date. Notwithstanding anything to the contrary contained herein, (i) if any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the period of continuation coverage to be, exempt from the application of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) under Treasury Regulation Section 1.409A-1(a)(5), or (ii) the Company is otherwise unable to continue to cover the Employee under its group health plans (including without limitation, Section 2716 of the Public Health Service Act), then, in either case, the Company will in its sole discretion decide to either (A) thereafter pay to the Employee an amount equal to each remaining Company subsidy as currently taxable compensation in substantially equal monthly installments over the continuation coverage period (or the remaining portion thereof) or (B) provide comparable medical benefits pursuant to an alternative arrangement. Any such reimbursement or payment will be made on or before the tenth (10th) day of the calendar month following the calendar month in which any continuation coverage payment was incurred. In addition, the Company will pay to the Employee during the Continuation Period an amount equal to any Company contribution that the Company would have made on behalf of the Employee to a health savings account (or other arrangement), had the Employee been employed by the Company and based on the Employee’s level of coverage in effect at the time of such contribution (i.e., single or family coverage), payable in the calendar year following the calendar year for which the contribution was made.

c)	2016 Bonus. The Company will pay the Employee his bonus for 2016 in the amount as calculated under the bonus plan and at such times as paid to other Company employees that are participants in such bonus plan.

d)	Extension of Post-Termination Exercise Period of Vested Stock Options. The Company and the Employee will amend the Employee’s non-qualified options to purchase Company common stock which are vested as of the Separation Date and described on Exhibit A to this Agreement (the “Vested Options”) to extend the post-termination exercise period for such options from three months to six months (until July 5, 2017), but in no event later than the expiration date of such options.

e)	Timing of Payments; Code Section 409A. Due to the six-month suspension requirement under Code Section 409A for specified key employees of publicly-held companies, the severance payments referenced in subsection a) of this Section 5 and the health savings account replacement payments will be paid to the Employee on the first payroll date that falls on or after July 5, 2017. In the case of taxable COBRA reimbursement payments, all such reimbursement payments will be made on or before the tenth (10th) day of the calendar month following the calendar month in which a continuation coverage payment was incurred. The COBRA reimbursement benefits provided under this Section 5 are intended to be exempt from the requirements of Code Section 409A by reason of the separation pay plan exception under Treasury Regulation Section 1.409A-1(b)(9), and this Section 5 will be construed and administered to give effect to such intention.

f)	Severance Benefits Conditioned Upon Delivery of and Compliance with this Agreement. The Company will provide these Severance Benefits only if the Employee delivers this signed Agreement to the Company, c/o Brent A. Moen, Entellus Medical, Inc., 3600 Holly Lane North, Suite 40, Plymouth, MN 55447, no later than twenty-one (21) days after the Employee’s Separation Date and after the applicable revocation periods referenced in Section 9 of this Agreement have expired and complies with the terms of this Agreement.

h)	Forfeiture of Severance Benefits Upon Revocation of Release. The Employee will forfeit his right to receive these Severance Benefits if the Employee exercises the Employee’s right to revoke any part of the general waiver and release of Claims as provided in Section 9 of this Agreement.

6.     General Waiver and Release of Claims. In exchange for the Severance Benefits and the other payments, benefits and undertakings of the Company as stated in this Agreement, the Employee knowingly and willingly waives, releases, relinquishes, concedes and forever discharges all Released Parties from any and all Claims and all rights to any legal or equitable relief under any such Claims. In exchange for the Employee’s agreement to waive, release and discharge these Claims, the Employee is receiving the Severance Benefits, which the Employee agrees constitute full and fair compensation for this waiver and release of Claims. The Released Parties do not owe the Employee anything in addition to what the Employee is entitled to receive under this Agreement.

7.     Knowing Waiver and Release of Claims. The general waiver and release of Claims provided in Section 6 of this Agreement is subject to applicable statutes including without limitation the ADEA, OWBPA, Title VII and 42 U.S.C. § 1981. The ADEA, OWBPA, Title VII and Section 1981 provide that a covered individual cannot waive a right or claim under those statutes, as amended, unless the waiver is knowing and voluntary. The Employee is advised to consult with an attorney prior to signing this Agreement and the Employee acknowledges that the Employee has been so advised. Nothing in this Agreement interferes with the Employee’s right to challenge the knowing and voluntary nature of the Employee’s waiver and release of any ADEA Claims or the Company’s compliance with the waiver requirements of the ADEA or the OWBPA in a court of competent jurisdiction.

8.     Time to Consider. The Employee has up to twenty-one (21) days from the date the Employee receives this Agreement to sign this Agreement and return it to the Company. The Employee acknowledges that the Company has advised the Employee to use this time to consult with an attorney about the effect of the waiver and release of Claims. If the Employee signs this Agreement before the end of the 21-day period, it is the Employee’s personal, voluntary decision to do so. Any changes made to this Agreement before it is signed do not restart the running of this consideration period.

9.     Revocation Rights. The Employee has the right to revoke the Employee’s waiver and release of the Employee’s ADEA claims by written notice of such to the Company within seven (7) calendar days following the Employee’s signing of this Agreement. This Agreement will not become effective or enforceable as to those ADEA claims until that seven (7)-day period has expired. The Employee has the right to revoke (rescind) the Employee’s waiver and release of the Employee’s MHRA claims by written notice of such to the Company within fifteen (15) calendar days following the Employee’s signing of this Agreement. This Agreement will not become effective or enforceable as to those MHRA claims until that fifteen (15)-day period has expired.

A notice of revocation must be in writing, must state whether the revocation is applicable to the Employee’s ADEA claims, MHRA claims or both, and must be either hand-delivered to the Company or, if sent by mail, postmarked within the appropriate revocation period, sent by certified mail, return receipt requested, and addressed to:

Brent A. Moen, Chief Financial Officer

Entellus Medical, Inc.

3600 Holly Lane North, Suite 40

Plymouth, MN 55447

The Employee does not have the right to revoke the waiver and release of Claims as to any other Claims.

The Employee understands that the Employee’s receipt of the Severance Benefits is contingent upon the Employee’s agreement to be bound by all terms of this Agreement. Accordingly, if the Employee revokes the waiver and release of either the Employee’s ADEA claims or MHRA claims, or both, the Employee is not entitled to the Severance Benefits. Instead, the Employee will be paid consideration of $1.00 for his release of the remaining Claims.

10.   Employee Representations and Warranties; Limitations on Release and Additional Recovery.

a)	The Employee represents and warrants that the Employee is aware of no facts, evidence, allegations, claims, liabilities, or demands relating to alleged or potential violations of law that may give rise to a claim or liability on the part of any Released Party under the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or any other federal, state, local or international law, statute or regulation providing for protection and/or recovery to whistleblowers.

b)	Nothing in this Agreement, however, should be construed as interfering with the Employee’s right or ability to file a charge, report, claim or complaint with, or to otherwise participate in any manner in an investigation or proceeding before, any civil rights or fair employment practices regulatory or law enforcement agency or entity including, without limitation, the Equal Employment Opportunity Commission (“EEOC”), National Labor Relations Board (“NLRB”), Occupational Safety and Health Administration (“OSHA”), Securities and Exchange Commission (“SEC”), Internal Revenue Service (“IRS”), Department of Labor (“DOL”), Department of Justice (“DOJ”), any agency Inspector General or any other federal, state or local governmental branch, unit, agency or commission (each a “Government Agency”) against any Released Party. The Employee further understands that this Agreement does not limit the Employee’s ability to communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including the Employee providing such Government Agency with documents or other information, without notice to the Company.

c)	Notwithstanding the above, the Employee understands and agrees that the Employee waives his right to recover individual relief for the Employee in any such administrative or legal action, whether such action is brought by a Government Agency, the Employee or any other party, unless and to the extent that such waiver is contrary to law (as is the case where an informant is entitled to an award for providing original and useful information leading to a successful enforcement action by a Government Agency).

d)	Notwithstanding any other provisions in this Agreement or in any trade secret or confidential information agreement between the Employee and the Company including, without limitation, that certain Confidentiality, Invention Assignment, and Non-Competition Agreement effective as of September 8, 2009 (the “Protective Covenant Agreement”), the Employee will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a Company trade secret if, and only to the extent that, such disclosure is made: (i) directly or indirectly and in confidence to a Government Agency, government official, or an attorney, solely for the sole purpose of reporting or investigating the Company’s or other Released Party’s suspected violation of law; or (ii) in a complaint or other document filed under seal in a lawsuit or other proceeding against the Company or another Released Party.

e)	Nothing in this Agreement authorizes or limits the Employee’s liability for any act that otherwise is prohibited by law, such as accessing or obtaining a Company trade secret or confidential information by unauthorized means.

11.   Tax Treatment. The Company makes no representations or warranties to the Employee regarding the tax treatment of the payments and benefits provided under this Agreement. The Employee is solely responsible for all federal, state, and local income and any other taxes that may be due on account of these payments and benefits. The Company will apply payroll withholdings to certain payments and benefits that the Company reasonably believes are required by law or elected or authorized by the Employee for state and federal income taxes, Social Security, Medicare, and other applicable payroll deductions, in accordance with the Company’s normal payroll practices. Severance pay is not eligible compensation under the Company’s 401(k) plan.

12.   Compliance with Prior Agreements and Protective Covenant Agreement. The Employee remains bound by the terms of any prior agreement with the Company relating to any inventions assignment, confidentiality, conflicting interest, non-disclosure or non-compete obligation including, without limitation, the Protective Covenant Agreement under which, among other covenants, the Employee agreed to a 12-month restriction on competitive activities and the solicitation of customers, prospects and Company employees.

13.   No-Hire Agreement. In addition to the Employee’s non-solicitation and other obligations under the Protective Covenant Agreement, the Employee agrees, for a period of 12 months from and after the Separation Date, not to, directly or indirectly, alone or on behalf of any person or entity, hire any person who is an employee of the Company as of the Separation Date, or who subsequently becomes an employee of the Company, without the prior written consent of the Company. In addition, the Employee agrees not to, directly or indirectly, assist any person or entity in performing any activity prohibited by this Section 13 or any provision of the Protective Covenant Agreement.

14.   Agreement to Cooperate in Transition. Both before and after the Separation Date, the Employee agrees to cooperate in all reasonable respects with the Company in its efforts to transition the Employee’s role and to work with employees and customers of the Company with respect to the same as requested by the Company. Notwithstanding the generality of the foregoing and in furtherance of the foregoing, the Employee agrees to be available, at the

Company’s reasonable request, (a) by telephone or e-mail (as directed by the Company), upon reasonable advance notice (notice in excess of 24 hours not being required), to answer any questions that may arise relating to the Employee’s employment with the Company and the transition of his duties and responsibilities to such other persons as directed by the Company and (b) upon reasonable advance notice and at the Company’s expense, to travel to meet with employees and/or customers of the Company for the same transition purpose or, at the Company’s option, to conduct such meetings via telephone or teleconference.

15.   Cooperation with Legal Matters. The Employee agrees to cooperate with the Company and its designated attorneys, representatives, and agents in connection with any actual or threatened judicial, administrative or other legal or equitable proceeding in which the Company is or may become involved. Upon reasonable notice, the Employee agrees to meet with and provide to the Company or its attorneys, representatives or agents all information and knowledge that the Employee may have relating to the subject matter of any such proceeding. The Company agrees to reimburse the Employee for any pre-approved reasonable costs incurred by the Employee in providing such cooperation.

16.   Non-Disparagement. The Employee represents and warrants that the Employee has made no critical, disparaging or defamatory comments regarding Company. The Employee further agrees that the Employee will not in the future participate or engage in any trade or commercial disparagement of the business or operations of the Company and/or disparage the professional and/or personal lives of any individual manager, officer, employee or director of the Company, or give interviews, provide comment, information or opinions, positive or negative, to any publicly available media resource or employee, contractor or representative, regardless of the format and intent of that media. This includes comments and communications via email, text message, Twitter, Facebook or other social media.

17.   Return of Property. The Employee will return any and all Company computers, notebook and tablet computers, mobile phones, smartphones, thumb drives, access cards, keys, reports, manuals, records, product samples, truck stock, office equipment and office supplies. The Employee will return and may not retain in any form, on or before the Separation Date, all Company Documents and Data in the Employee’s possession or control. After returning Company Documents and Data, the Employee will permanently delete from any electronic media in the Employee’s possession, custody, or control (such as computers, mobile phones, smartphones, personal digital assistants, other hand-held devices, mp3 players, iPads, back-up devices, zip drives, etc.) or to which the Employee has access (such as remote email exchange servers, back-up servers, off-site storage, the cloud, etc.), all Company Documents and Data stored in any medium from which such information can be obtained. The Employee will provide the Company with the passwords to any password-protected documents that the Employee created or is otherwise aware.

18.   Non-Admissions. The Parties deny liability or wrongdoing toward each other and agree that nothing in this Agreement will be deemed to represent any concession or admission of such liability or wrongdoing or any waiver of any defense.

19.   Non-Assignment. The Employee agrees that the Employee has not assigned or transferred in any manner, or purported to assign or transfer in any manner, to any person or entity, any claim or interest that is the subject of this Agreement.

20.   Beneficiaries, Successors and Assigns. This Agreement will be binding on any successor or assignee of the Company’s business or operations and any such successor or assignee will be a beneficiary of this Agreement and may rely on and enforce this Agreement to secure or defend its rights.

21.   Governing Law and Forum. The Parties agree that this Agreement is to be interpreted in accordance with applicable federal laws and the laws of the State of Minnesota, without regard to conflict of law principles of any jurisdiction. In the event of a controversy, claim or dispute between the Parties arising out of or relating to the enforceability of this Agreement, the Employee’s right to challenge the knowing and voluntary nature of the waiver and release of Claims under the ADEA or the OWBPA, or the Company’s compliance with the waiver requirements of the ADEA or the OWBPA, the controversy, claim or dispute must be filed exclusively in state or federal court in Hennepin County, Minnesota. All other controversies, claims or disputes between the Parties arising under or in connection with this Agreement will be settled exclusively by binding arbitration administered by the American Arbitration Association in Minneapolis, Minnesota in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction.

22.   Remedies. The Employee understands that in the event of a violation by the Employee of any provision of this Agreement or the Protective Covenant Agreement, the Company has the right to seek injunctive relief, in addition to any other remedies provided by law including actual, incidental and consequential damages, without the requirement of posting bond. The Employee also agrees that the Company will be entitled to an accounting, and to the repayment of all profits, compensation, commissions, fees, royalties, or other financial rewards which the Employee or any other entity or person may realize as a result of the Employee’s violations of these agreements. The Employee will reimburse the Company for all costs, expenses or damages that it incurs as a result of any violation by the Employee of any provision of these agreements, including court costs, litigation expenses, and reasonable attorneys’ fees.

23.   Specific Remedies for Employee Breach of Certain Covenants. Without limiting the rights and remedies available to the Company, in the event of any breach by the Employee of the covenants set forth in Sections 12, 13 or 16 of this Agreement or the terms of the Protective Covenant Agreement, the following actions may be taken by the Company:

a)	If the Company believes a breach has occurred, it will deliver to the Employee a summary of the breach and a demand for explanation or agreement that such breach has occurred; the Employee will have ten (10) business days to respond in writing to this demand, whereupon the Company will make a decision as to whether the breach has, in fact, occurred; if it is determined such a breach has occurred, then

i)	the Company’s obligation to make any payment or provide any benefits to the Employee under Section 5 of this Agreement will cease immediately and permanently, which will not have any impact whatsoever on the Employee’s continuing obligations under the above-referenced covenants or the Protective Covenant Agreement; and

ii)	the Employee will repay to the Company, within ten (10) days after the Employee receives written demand therefore, an amount equal to ninety percent (90%) of the payments and benefits previously received by the Employee under this Agreement, plus interest on such amount at an annual rate equal to the lesser of ten percent (10%) or the maximum non-usurious rate under applicable law, from the dates on which such payments and benefits were received to the date of repayment to the Company.

b)	It is the desire and intent of the Parties that the provisions of Sections 12, 13 and 16 of this Agreement and the Protective Covenant Agreement be enforced to the fullest extent permissible under the applicable laws in each jurisdiction in which enforcement is sought. Accordingly, if any portion of Sections 12, 13 and 16 of this Agreement and the Protective Covenant Agreement is adjudicated to be invalid or unenforceable, Sections 12, 13 and 16 of this Agreement and the Protective Covenant Agreement will be deemed curtailed, whether as to time or location, to the minimum extent required for its validity under applicable law and will be binding and enforceable with respect to the Employee as so curtailed, such curtailment to apply only with respect to the operation of Sections 12, 13 and 16 of this Agreement and the Protective Covenant Agreement in the jurisdiction in which such adjudication is made. If a court in any jurisdiction, in adjudicating the validity of Sections 12, 13 and 16 of this Agreement and the Protective Covenant Agreement, imposes any additional terms or restrictions with respect to Sections 12, 13 and 16 of this Agreement and the Protective Covenant Agreement, Sections 12, 13 and 16 of this Agreement and the Protective Covenant Agreement will be deemed amended to incorporate such additional terms or restrictions.

c)	The Employee agrees and acknowledges that the Employee has received good and adequate consideration for the covenants set forth in Sections 12, 13 and 16 of this Agreement and the Protective Covenant Agreement in the form of employment, compensation, and benefits separate and independent of any payments or potential payments in this Agreement.

24.   Construction, Invalidity and Severability. Whenever possible, each provision of this Agreement must be interpreted as to be valid under applicable law. If any provision of this Agreement is to any extent deemed invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions contained in this Agreement will not be affected or impaired. To the extent permitted and possible, the invalid or unenforceable term will be deemed to be replaced by a term that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term. An adjudication of full or partial invalidity, illegality or unenforceability in one jurisdiction is not binding in other jurisdictions.

25.   Entire Agreement; Modifications. Except for any continuing obligations of the Employee under the Indemnification Agreement and the Protective Covenant Agreement as confirmed in Section 12 of this Agreement, this Agreement constitutes the entire agreement between the Company and the Employee relating to the Employee’s employment and separation from employment with the Company and supersedes and replaces any prior agreement relating to such matters between the Parties, including without limitation that certain Severance Agreement dated as of January 1, 2015 between the Parties. The Employee understands that this Agreement cannot be changed unless done in writing and manually signed by both the Company and the Employee.

26.   Employee Acknowledgments. The Employee affirms that the Employee has read this Agreement and understands all of its terms, has been advised by the Company to consult with an attorney and has had a sufficient opportunity to review this Agreement with the Employee’s attorney, if any. The Employee states that the Employee enters into this Agreement voluntarily with a complete understanding of the Employee’s legal rights and obligations. The Employee states that no promise or inducement has been offered by the Company except as set forth in this Agreement and that the Employee is signing this Agreement without relying on any statement or representation by the Company or any representative or agent of the Company. The Employee states that the Employee has full legal authority to release the Employee’s Claims. The Employee understands that this Agreement will have a final and binding effect and that by executing this Agreement, the Employee may be giving up the Employee’s legal rights.

[Remainder of page intentionally left blank; signature page follows]

IN WITNESS WHEREOF, the Company and the Employee have executed this Agreement effective as of the date set forth below.

ENTELLUS MEDICAL, INC.

Dated: 12/30/16	/s/ Brent A. Moen
	By:	Brent A. Moen
	Its:	Chief Financial Officer

EMPLOYEE:

Dated: 12/30/16	/s/ James D. Surek
	By:	James D. Surek

Exhibit A

Vested Stock Options

Grant No.	Grant Date	Plan	Vested Options as of Separation Date	Exercise Price	New Termination Date
001376	01/04/2016	2015/NQ	7,500	$16.99	07/05/17
1130	12/16/2014	2006/NQ	22,137	$11.36	07/05/17

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